Exhibit 21.1

SUBSIDIARIES OF APOLLO DEBT SOLUTIONS BDC

Name	Jurisdiction
CARDINAL FUNDING LLC	DELAWARE
MALLARD FUNDING LLC	DELAWARE
GROUSE FUNDING LLC	DELAWARE
ADS ALPINE SPV LLC	DELAWARE
ADS JEWEL SPV LLC	DELAWARE
ADS WW SPV LLC	DELAWARE
ADS ZORRO SPV LLC	DELAWARE